UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 23, 2006
GRANITE CONSTRUCTION INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	1-12911	77-0239383
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

585 West Beach Street
Watsonville, California 95076
(Address of principal executive offices) (Zip Code)

(831) 724-1011
Registrant’s telephone number, including area code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On March 23, 2006 the Board of Directors approved amendments to the Amended and Restated 1999 Equity Incentive Plan and to the nonemployee director compensation program as part of our ongoing effort to comply with the requirements of the new Internal Revenue Code Section 409A.
     Amended and Restated 1999 Equity Incentive. Effective immediately, our Amended and Restated 1999 Equity Incentive is amended to comply with Internal Revenue Code Section 409A as follows:
•	The Nonemployee Director Option Program is amended to provide that all options be granted with an exercise price equal to 100% of the average closing price of our common stock on the ten trading days preceding the date of grant.

•	The formula for calculating the number of shares subject to the directors’ options is amended. Beginning with the first grant in 2006, a director electing to receive an Option Payment shall be granted an option for a number of shares of common stock determined by dividing the value of the deferred directors’ fees by an amount equal to 25% of the average closing price on the ten trading days preceding the date of grant and having an exercise price per share equal to 100% of such average closing price.

•	Directors who elect to receive Stock Units or previously elected to receive Stock Units shall be given the opportunity to elect a distribution of up to four equal annual installments, in addition to the lump sum distribution option now available. An election to receive payment of the Stock Units in a lump sum or installment payments shall be irrevocable for the Stock Units granted in the calendar year following the year the distribution election is made.

•	Directors who participate in the Stock Unit Program and who elect an Early Settlement Date thereunder, will be able to elect a new Early Settlement Date only if the election is made at least twelve months in advance of the originally scheduled Early Settlement Date and the new Early Settlement Date is at least five years later than the originally scheduled Early Settlement Date.

•	The Compensation Committee’s ability to amend, modify, extend, cancel or renew outstanding stock awards or to accelerate, continue, extend or defer the exercisability or vesting of outstanding stock awards is curtailed to the extent necessary to meet the requirements of Internal Revenue Code Section 409A.

•	To the extent that any employee-participant under the plan is permitted to defer the settlement date of a stock award, such deferral shall comply with all of the requirements of Internal Revenue Code Section 409A.

•	The plan currently provides that certain stock awards become immediately vested and payable in the event of a Change in Control. Internal Revenue Code Section 409A requires that the payment date be specified in the plan document. The plan is amended to require all payments be made within ten days of the effective date of the Change in Control.

•	The definition of Change in Control is amended to comply with the definition of Change in Control set forth in Internal Revenue Code Section 409A and proposed regulations promulgated thereunder.
     Director Compensation Program. All discounted non-statutory stock options granted to directors in 2005 (the effective time of Internal Revenue Code Section 409A) have been amended to have an exercise price equal to 100% of the average closing price of the underlying stock on the original date of grant, or at the director’s election, have been converted into a Stock Units Payment. If a director elects to amend his or her options to increase the exercise price, we will grant a new option to the director in 2006, the value of which will equal or closely approximate the difference between the original exercise price of the director’s options and the amended exercise price of the director’s options.
     Each director who elected to receive all or a portion of his or her 2006 compensation in the form of discounted options may elect to receive in 2006 stock options with an exercise price equal to 100% of the average closing price of our common stock on the ten trading days preceding the date of grant or such director may elect to receive Stock Units in 2006 as if the director originally had elected Stock Units.
Item 5.03. Amendment to Bylaws
     At the March 23, 2006 Board meeting, effective immediately, Article V, Sections 2 and 3, of Granite’s Bylaws were amended by resolution of the Board. The new provisions provide that the Chairman of the Board and the President, either alone or together, shall preside at all meetings of the shareholders. Section 3 also now provides that the President shall preside at Board of Directors’ meetings in the absence of not only the Chairman of the Board but also the Presiding Director.
Item 9.01. Exhibits
(c) Exhibits. The following exhibit is attached hereto and filed herewith:

Exhibit Number	Exhibit Title
3.2	Amended Bylaws of Granite Construction Incorporated effective March 23, 2006.

10.1	Granite Construction Incorporated Amended and Restated 1999 Equity Incentive Plan (as amended effective January 1, 2005).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANITE CONSTRUCTION INCORPORATED

Date: March 27, 2006	By:	/s/ William E. Barton
William E. Barton
Senior Vice President and
Chief Financial Officer
INDEX TO EXHIBITS

Exhibit
Number	Document
3.2	Amended Bylaws of Granite Construction Incorporated effective March 23, 2006.

10.1	Granite Construction Incorporated Amended and Restated 1999 Equity Incentive Plan (as amended effective January 1, 2005).

4